Exhibit 10.6
[DATE], 2026

Re: Retention Award Opportunity

Dear [Name]:
    As you are aware, Iridium Communications Inc. (the “Company”) has entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 28, 2026 among the Company, Rocket Lab Corporation (“Rocket Lab”), Ion Merger Sub I Inc., a Delaware corporation and an indirect wholly owned subsidiary of Rocket Lab, and Ion Merger Sub II, LLC, a Delaware limited liability company and an indirect wholly owned subsidiary of Rocket Lab, pursuant to which the Company will be acquired by Rocket Lab (the transactions contemplated by such agreement, the “Transaction”). Based upon your contributions to the Company and its subsidiaries (the “Company Group”) and the critical nature of your role, and in order to encourage your continued commitment to the Company Group, you will be eligible to receive a special retention award in accordance with, and subject to the terms and conditions of, this letter agreement (this “Agreement”).
1.Retention Award. The aggregate amount of your retention award is $[●] (the “Retention Amount”). Except as otherwise set forth in Section 2, and subject to the terms and conditions of this Agreement, the Retention Amount will vest and become payable to you in tranches (each, a “Tranche”) as follows, in each case subject to your continued employment with the Company Group through the applicable vesting date for such Tranche (each, a “Vesting Date”):
(i)sixty percent (60%) of your Retention Amount will vest and be payable on the date of the closing of the Transaction (the “Closing Date” and, such Tranche, the “First Tranche”);
(ii)forty percent (40%) of your Retention Award will vest and be payable on the six (6)-month anniversary of the Closing Date (the “Second Tranche”); and
(iii)in the event the Merger Agreement is terminated and the Transaction is not consummated, one hundred percent (100%) of your Retention Award will vest and be payable on the later of (A) the date of termination of the Merger Agreement or (B) June 28, 2027.

Each Tranche will be paid to you in a cash lump sum through the normal payroll process (less applicable tax withholdings and other deductions).
2.Termination of Employment. Notwithstanding anything in Section 1 to the contrary, in the event your employment is terminated under circumstances that would make you eligible for severance payments or benefits under an applicable severance plan, policy or arrangement (a “Severance Arrangement”) in which you are covered (a “Qualifying Termination”), (i) if such Qualifying Termination occurs prior to the Closing Date, you will receive a cash lump sum payment (less applicable tax withholdings and other deductions) of the First Tranche and (ii) if such Qualifying Termination occurs on or after the Closing Date and prior to payment of the Second Tranche, you will receive a cash lump sum payment (less applicable tax withholdings and other deductions) of the Second Tranche. Any such payment will be made as soon as practicable, but in no event later than 30 calendar days following the effective date of the Release (as defined below), and will be subject to your execution and non-revocation of a general release of claims in a form to be provided to you by the Company Group (the “Release”) that becomes irrevocable within sixty (60) calendar days following your termination date. In the event that you terminate employment with the Company Group prior to a Vesting Date for any reason other than a Qualifying Termination, any unvested portion of your Retention Amount will be forfeited with no payment or other consideration due.
3.Confidentiality and Related Matters. Subject to applicable law, you hereby agree that you will keep the terms of this Agreement confidential, and will not, except as permitted by law, disclose such terms to any person other than your spouse or professional advisors (who also must keep the terms of this Agreement confidential). You also hereby agree that you will comply with any non-solicitation, non-disparagement, confidentiality, or other restrictive covenant obligation owed to the Company Group.
4.Miscellaneous.
(a)Successors and Assigns. The rights and obligations of the Company under this Agreement will be binding upon its successors and assigns and may be assigned by the Company to any successor in interest. This Agreement will be administered by the Company and the Company will have discretionary and final authority to interpret and implement the provisions of this Agreement and to determine eligibility for payments hereunder. All interpretations or exercise of discretion by the Company will be conclusive and binding.
(b)Entire Agreement. The terms contained in this Agreement constitute the entire agreement between the parties with respect to the subject matter hereof, and supersede all prior negotiations, representations or agreements relating thereto whether written or oral, provided that this Agreement will not supersede any restrictions relating to any non-solicitation, non-disparagement, confidentiality, or other restrictive covenant obligation to which you may be subject (now or in the future) or any severance or termination-related payment or benefit you may be eligible to receive under an applicable Severance Arrangement, including any such Severance Arrangement in which you are entitled to additional severance benefits upon a Qualifying Termination.
(c)Withholding. The Company or the applicable member of the Company Group shall be permitted to withhold from any amounts payable under this Agreement such federal, state, local income, payroll, social insurance or other taxes or amounts as may be required to be withheld pursuant to any applicable law or regulation.
(d)Section 280G. In the event that the Retention Amount would constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986 (the “Code”) and, but for this Section 4(d), be subject to the excise tax imposed by Section 4999 of the Code (or any successor provisions, or any comparable federal, state, local or foreign excise tax) (“Excise Tax”), then such amount will be either be (A) provided in full or (B) reduced to the minimum extent which would result in no portion of such payments being subject to the Excise Tax, whichever of the foregoing amounts results in the greatest amount of payments and benefits received by you, on an after-tax basis. In the event that a reduction is required to be applied, such payments will be reduced in a manner and order of propriety that provides you with the largest net after-tax value, with payments of equal after-tax present value being reduced in the reverse order of payment. Any such reduction will be structured in a manner intended to comply with the requirements of Section 409A (as defined below). The Company will be responsible for and will bear all costs in connection with any calculations contemplated by this Section 4(d).

(e)Section 409A. You and the Company acknowledge and agree that this Agreement and the payments hereunder are intended to be exempt from or, to the extent not exempt, comply with the requirements of Section 409A of the Code and Treasury Regulations thereunder (collectively, “Section 409A”) and will be interpreted and construed consistent with that intent. For purposes of Section 409A, each payment made under this Agreement will be designated as a “separate payment” within the meaning of Section 409A. The Company may amend any provision hereof to maintain, to the maximum extent practicable, the original intent of the provision without violating the provisions of Section 409A. To the extent that any payments are conditioned upon your execution of a release, if the period in which the release must become effective and irrevocable begins in one tax year and ends in a later tax year, then any such payments will commence in the later tax year. Neither the Company nor any member of the Company Group, or any of their respective employees, officers, directors or representatives will have any liability to you with respect to any taxes that may be imposed as a result of the failure of this Agreement or the payments described herein to comply with or be exempt from Section 409A.
(f)No Guarantee of Employment. This Agreement does not and will not be construed as a guarantee of continued employment of you by the Company Group for any period of time. Your employment remains “at will.” Nothing herein will give you any claims against the Company Group for any actions taken by such party, including with respect to the Transaction.
(g)Governing Law. Except to the extent that federal law governs, this Agreement will be construed, administered and enforced in accordance with the laws of the State of Delaware. You may not assign or transfer the benefits provided under this Plan. Any provision in this Agreement that is prohibited or unenforceable by reason of applicable law in any jurisdiction will be ineffective, but only in that jurisdiction and only to the extent of such prohibition or unenforceability, without invalidating or affecting the remaining provisions of this Agreement.
(h)Other Benefit Plans. The Retention Amount will not be considered part of your remuneration, salary, or compensation for purposes of the calculation of any severance, notice or redundancy pay, or any other amount that you may be or become entitled to in relation to your employment or the termination of your employment. The Retention Amount will not be considered to be eligible or covered compensation under any Company Group member’s benefit programs in which you are or may be eligible to participate.
(i)Headings. The headings of the sections of this Agreement are for convenience of reference only and will not affect the meaning or construction of any provision of this Agreement.
(j)Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original of the party executing the same and all of which together will constitute one and the same instrument.
(k)Waiver. No delay or omission by the Company or you in exercising any right under this Agreement will operate as a waiver of that or any other right. This Agreement may only be amended in writing executed by a representative of the Company.
[Signature Page Follows]

We thank you for your continued hard work and dedication to the Company.

Sincerely,

________________________
[●]

Acknowledged and Agreed:

________________________
[NAME]
________________________
[DATE]

[Signature Page to Retention Agreement]